Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on January 10, 2014 pertaining to the Senomyx, Inc. 2013 Equity Incentive Plan, of our reports dated March 15, 2013, with respect to the financial statements of Senomyx, Inc., and the effectiveness of internal control over financial reporting of Senomyx, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
January 10, 2014